UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 5, 2021

The Walt Disney Company

(Exact name of registrant as specified in its charter)

Delaware	001-38842	83-0940635
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 South Buena Vista Street

Burbank, California 91521

(Address of Principal Executive Offices and Zip Code)

(818) 560-1000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DIS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

On March 5, 2021, The Walt Disney Company (the “Company”) entered into a 364-Day Credit Agreement, among the Company, as borrower, TWDC Enterprises 18 Corp. (“TWDC Enterprises”), as guarantor, the lenders party thereto, and Citibank, N.A., as designated agent, which provides for advances to be made available to the Company in an aggregate principal amount of up to $5.25 billion (the “new Credit Agreement”), which supports the Company’s commercial paper borrowings and is available for other general corporate purposes and replaces the Company’s $5.25 billion 364-Day Credit Agreement, dated as of March 6, 2020. The new Credit Agreement, like the former facility, is unsecured and includes a guarantee by TWDC Enterprises of the Company’s payment obligations, which guarantee is subject to release and discharge upon certain circumstances.

The applicable interest rate for borrowings under the new Credit Agreement includes interest rate spreads based on the Company’s public debt rating that range between 0.750% and 1.125% for Eurocurrency Rate (as defined in the Credit Agreement) borrowings and 0.000% and 0.125% for Base Rate (as defined in the Credit Agreement) borrowings. The new Credit Agreement also provides for a replacement rate for the Eurocurrency Rate if LIBOR is no longer available.

The new Credit Agreement will expire on March 4, 2022. The Company has the option to extend the maturity date of all or a portion of advances outstanding at the time of maturity to March 3, 2023. Advances may be voluntarily prepaid without penalty or premium, other than customary breakage costs related to prepayments of Eurocurrency Rate borrowings.

The new Credit Agreement is substantially similar to the former facility. The new Credit Agreement contains customary affirmative and negative covenants for facilities of this type, including, among others, covenants pertaining to the delivery of financial statements, notices of default and certain other information, payment of taxes, maintenance of existence, compliance with laws, and limitations on mergers. The new Credit Agreement also requires the Company to maintain a minimum ratio of Consolidated EBITDA to Consolidated Interest Expense (as each such term is defined in the Credit Agreement) of 3.00 to 1.00 as of the last day of each period of four consecutive fiscal quarters.

The new Credit Agreement, like the former facility, contains default provisions customary for facilities of this type, which are subject to customary grace periods and materiality thresholds, including, among others, defaults related to payment failures, failure to comply with covenants, material misrepresentations, defaults under other material indebtedness, bankruptcy and related events, material judgments and the failure of the guaranty to be in full force and effect (other than as permitted under the new Credit Agreement). If an event of default occurs under the new Credit Agreement, then the lenders under the new Credit Agreement may, among other things, declare all amounts owing under the new Credit Agreement immediately due and payable. The new Credit Agreement, as with the former facility, specifically excludes certain entities, including Hong Kong Disneyland and Shanghai Disney Resort, from any representations, covenants or events of default.

The foregoing description of the new Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the new Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	364-Day Credit Agreement dated as of March 5, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Jolene E. Negre
Jolene E. Negre
Associate General Counsel and Assistant Secretary

Dated: March 8, 2021